EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT


         Sitestar Corporation, Registrant

         Subsidiaries:

             Sitestar.net, Inc. (previously Neocom Microspecialists, Inc.)

             FRE Enterprises, Inc. and FRE Communications, Inc. (collectively doing business as Lynchburg.net)

             Advanced Internet Services, Inc.

             Sitestar Applied Technologies, Inc.